Exhibit 99.1

Audentes Therapeutics Reports Third Quarter 2016 Financial Results

and Provides Corporate Update

Completed Initial Public Offering of 5.675 Million Shares of Common Stock, Completed Large-Scale Engineering Runs at Its Internal Manufacturing Facility, Commenced Enrollment in the INCEPTUS Clincal Assessment Study of XLMTM

San Francisco, Calif., November 10, 2016 / PRNewswire/ -- Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases, today reported its financial results for the quarter ended September 30, 2016 and provided an update on the company’s recent achievements and upcoming events.

“With the completion of our recent IPO, Audentes is well capitalized to advance a robust pipeline of gene therapy products for the treatment of serious, life-threatening rare diseases,” stated Matthew R. Patterson, President and Chief Executive Officer.  “By the end of the first quarter of 2017, we plan to have filed INDs for AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM), AT342 for the treatment of Crigler-Najjar Syndrome and AT982 for the treatment of Pompe Disease.  We plan to receive preliminary data from all three programs by the end of 2017.”

Recent Achievements

•

Initial Public Offering: Strengthened the balance sheet with the completion of an initial public offering in July 2016.  In the IPO, Audentes issued 5.675 million shares of common stock, inclusive of the underwriters’ overallotment option, at an offering price of $15 per share, resulting in aggregate cash proceeds to the company of $75.2 million, net of underwriting discounts, commissions and offering costs.

•

Large-Scale Manufacturing:  Successfully completed large-scale engineering runs and qualified a state-of-the-art manufacturing facility.  The Audentes manufacturing facility has been designed as a multi-product facility and built to adhere to U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) standards, and establishes Audentes as a leader in the science of AAV gene therapy manufacturing.  The new facility allows Audentes to independently meet the product needs of its currently planned clinical trials, and allows for expansion for future product development and commercial needs.

•

Commenced Enrollment in INCEPTUS:  Commenced enrollment in INCEPTUS, a prospective study designed to characterize disease presentation in boys aged three years or younger living with XLMTM. The study is evaluating boys over a three to twelve-month period prior to potential enrollment in ASPIRO, the planned Phase 1/2 clinical study intended to evaluate the safety and preliminary efficacy of AT132.  INCEPTUS is designed to serve as a longitudinal baseline and within-patient control for subjects who enroll in the ASPIRO study, while also facilitating the operational aspects of ASPIRO once initiated.

Upcoming Events

•

Initiation of cGMP Manufacturing:  After the successful completion of large-scale (2x500L) engineering runs at its new state-of-the-art manufacturing facility, Audentes plans to initiate cGMP manufacturing activities to produce clinical trial material for ASPIRO and the Phase 1/2 study of Crigler-Najjar, each scheduled to begin enrolling patients in 2017.

•

IND Filings:  Plan to file an IND for AT132 for the treatment of XLMTM in the first quarter of 2017.  Plan to file INDs for AT342 for the treatment of Crigler-Najjar Syndrome and AT982 for the treatment of Pompe Disease in the fourth quarter of 2016.

•	Preliminary Data: Preliminary data from the AT132, AT342 and AT982 programs is expected by the end of 2017.

Third Quarter 2016 Financial Results

•

Cash Position: As of September 30, 2016, Audentes had cash, cash equivalents and short-term investments of $119.2 million, which includes net proceeds of $75.2 million from its initial public offering that closed in July 2016.

•

R&D Expenses:  Research and development expenses were $12.5 million for the third quarter of 2016 compared to $5.3 million for the same period in 2015, an increase of $7.2 million. The increase was primarily due to increased personnel costs and expenses related to advancing our AT132 and AT342 programs. Additional increases were due to early development costs related to our AT307 program and for costs related to manufacturing process development. Research and development expenses for the nine months ended September 30, 2016 were $32.2 million, compared to approximately $12.3 million for the same period in 2015.

•

General and Administrative: General and administrative expenses were $2.9 million for the third quarter of 2016 compared to $1.7 million for the same period in 2015, an increase of $1.2 million. The increase was primarily due to increased personnel and facilities costs.  General and administrative expenses for the nine months ended September 30, 2016 were $8.0 million, compared to $4.4 million for the same period in 2015.

•

Net Loss: Net loss was $15.4 million for the third quarter of 2016, compared to a net loss of $7.0 million for the same period in 2015.  Net loss for the nine months ended September 30, 2016 was $40.0 million, compared to a net loss of $16.5 million for the same period in 2015.

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases.  We have four products in development, AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM), AT342 for the treatment of Crigler-Najjar Syndrome, AT982 for the treatment of Pompe disease, and AT307 for the treatment of the CASQ2 subtype of Catecholaminergic Polymorphic Ventricular Tachycardia (CASQ2-CPVT).  We are a focused, experienced and passionate team committed to forging strong, global relationships with the patient, research and medical communities.

For more information regarding Audentes, please visit www.audentestx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the adequacy of its capital resources to advance its pipeline of product candidates, including the timing associated with the filing of certain Investigational New Drug Applications (INDs), the start of studies associated with those INDs, and the receipt of preliminary clinical data from those product candidates and studies, if at all; the ability to successfully manufacture clinical trial material under cGMP conditions at its internal manufacturing facility to support its planned clinical trials; the ability to independently meet the product manufacturing needs for its planned clinical trials, and; the ability to expand its current manufacturing capacity to meet the needs of new development programs or commercialization efforts for existing development programs.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, obtain regulatory approval of and ultimately commercial its product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company's ability to protect intellectual property and other  risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Selected Financial Information

Operating Results:

(amounts in thousands except share and per share data)

	Three months Ended September 30,		Nine months Ended September 30,
	2016	2015	2016	2015
	Unaudited		Unaudited

Operating expenses:
Research and development	$12,531	$5,295	$32,171	$12,335
General and administrative	2,942	1,704	8,043	4,359
Total operating expenses	15,473	6,999	40,214	16,694
Loss from operations	(15,473)	(6,999)	(40,214)	(16,694)
Interest income	116	54	305	178
Other income (expense), net	(12)	(86)	(83)	17
Net loss	$(15,369)	$(7,031)	$(39,992)	$(16,499)

Net loss per share, basic and diluted	$(0.94)	$(5.48)	$(5.74)	$(19.20)
Shares used in computing net loss per share, basic and diluted	16,423,894	1,283,882	6,962,446	859,219

Selected Balance Sheet Information:

(amounts in thousands)

	September 30,	December 31,
	2016	2015
	Unaudited

Cash, cash equivalents, and investments	$119,180	$95,227
Total assets	$158,750	$117,469
Total liabilities	$20,389	$15,780
Total stockholders' equity	$138,361	$101,689

Audentes Contacts:

Investor Contact:

Thomas Soloway, CFO

415.818.1040

ir@audentestx.com

Media Contact:

Jeffrey Gruis

415.818.1015

media@audentestx.com